Exhibit (a)(9)

David Jasinover	*	IN THE
2833 South Evergreen Circle
Boynton Beach, Florida 33426	*	CIRCUIT COURT

Plaintiff	*	FOR

vs.	*	BALTIMORE CITY, MD

Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*	Case No. 24-C-06-001584

Serve On:	*
The Prentice Hall Corporation System
Resident Agent	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

Lafarge S.A.	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

Serve On:
The Prentice Hall Corporation System	*
Resident Agent
11 East Chase Street	*
Baltimore, Maryland 21202
*

and
*

Bertrand P. Collomb
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

Bernard L. Kasricl	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

and	*

Philippe R. Rollier	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

and

*
Marshall A. Cohen
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

Philippe P. Dauman	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

and

*
Bruno Lafont
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

Claudine B. Malone	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

and

*
Blythe J. McGarvie
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

James M. Micali	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*
and Robert W. Murdoch	*
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

Berlin F. Nadeau	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

and

*
John D. Redfern
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

and	*

Michel Rose	*
c/o Lafarge North America, Inc.
11 East Chase Street	*
Baltimore, Maryland 21202
*

and

*
Lawrence M. Tanenbaum
c/o Lafarge North America, Inc.	*
11 East Chase Street
Baltimore, Maryland 21202	*

Defendants	*
* * * * * * * * * * * *
COMPLAINT

     Plaintiff, David Jasinover (hereinafter referred to as “Jasinover” or “Plaintiff”), by and through his attorneys, alleges the following upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge:
INTRODUCTION
     This action arises out of an unlawful scheme and plan by Lafarge S.A. (“Lafarge”), which owns or controls 53.2% of Lafarge North America, Inc. (“Lafarge NA” or the “Company”), to acquire the remaining ownership of the Company for grossly inadequate consideration and in breach of defendants’ fiduciary duties.
     Plaintiff brings this action as a class action on behalf of himself and all other stockholders of the Company who are similarly situated, to void and enjoin defendants’ efforts to deprive the Company’s minority shareholders of their equity interest in Lafarge NA at a grossly unfair and inadequate price and to usurp the benefits of the Company’s growth and future prospects for defendants’ own benefit.
The Parties
     1. Plaintiff Jasinover is and has been at all relevant times the owner of shares of the common stock of Lafarge NA.
     2. Defendant Bertrand P. Collomb is and has been at all relevant times Chairman of the Board of Directors of Lafarge NA and Lafarge.
     3. Defendant Bernard L. Kasriel is and has been at all relevant times a director and Vice Chairman of Lafarge NA and Vice Chairman and Chief Executive Officer of Lafarge.
     4. Defendant Philippe R. Rollier is and has been at all relevant times President, Chief Executive Officer and a director of the Company.

     5. Defendants Marshall A. Cohen, Philippe P. Dauman, Bruno Lafont, Claudine B. Malone, Blythe J, McGarvie, James M. Micali, Robert W. Murdoch, Bertin F. Nadeau, John D. Redfern, Michel Rose, Lawrence M. Tanenbaum are and have been at all relevant times directors of Lafarge NA.
     6. The Individual Defendants described in paragraphs 2-5 above are hereinafter collectively referred to as the “Individual Defendants.”
     7. By virtue of their positions as directors and/or officers of Lafarge NA, the Individual Defendants are in a fiduciary relationship with plaintiff and other public stockholders of the Company, and owe plaintiff and other members of the Class (defined below) the highest obligations of good faith, candor, loyalty and fair dealing.
     8. Defendant Lafarge NA is a Maryland corporation with its principal office located at 11 East Chase Street, Baltimore, Maryland 21202.
     9. Defendant Lafarge is a French corporation, headquartered in Paris, France that produces various materials for the construction industry.
CLASS ACTION ALLEGATIONS
     10. Plaintiff brings this action on behalf of himself and as a class action, pursuant to Rule 2-231 of the Circuit Court Rules of the State of Maryland, on behalf of all public stockholders of Lafarge NA, and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.
     11. This action is properly maintainable as a class action.

          (a) The Class is so numerous that joinder of all members is impracticable. As of September 30, 2005, there were 71,736,000 shares of Lafarge NA common stock outstanding, held by a substantial number of stockholders of record. Members of the Class are scattered throughout the United States;
          (b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member;
          (c) Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole;
          (d) A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this class action. The likelihood of individual class members prosecuting separate claims is remote;
          (e) Plaintiff is committed to the prosecution of this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.
     12. Plaintiff does not anticipate any difficult in the management of this litigation as a class action.
BACKGROUND AND CLAIM FOR RELIEF
     13. Lafarge NA operates as supplier of construction materials in the United States and Canada. The Company produces and sells cement, ready-mixed concrete,

gypsum wallboard, aggregates, asphalt, and related products and services. Lafarge NA was incorporated in 1977 with its headquarters located in Hemdon, Virginia,
     14. On or about February 6, 2006, Lafarge announced that its board of directors had approved plans to acquire the approximately 46.8% of shares of the Company that are publicly traded for $3 billion, or approximately $75.00 per share, representing only a 16.7% premium over the stock’s closing price on Friday (the “Offer”). The Offer will be made directly to the shareholders of Lafarge NA, and Lafargo intends to commence the contemplated tender offer within two weeks. As part of the transaction, Lafarge will also offer to purchase all outstanding exchangeable preference shares of Lafarge Canada, a subsidiary of Lafarge North America. The Offer will be conditioned upon, among other things, the tender of a majority of the shares not held by Lafarge and its affiliates and the ownership by Lafarge of at least 90% of the outstanding shares. Any common shares not acquired in the tender offer are expected to be acquired in a subsequent merger at the same price as the tender offer.
     15. Lafarge’s Offer is grossly inadequate in light of the Company’s recent trading history. As recently as October 2, 2005, Lafarge NA’s shares traded as high as $70.47 per share.
     16. Moreover, the $75.00 price does not adequately value the Company in light of its recent, outstanding financial performance as announced on February 1, 2006. At that time, the Company reported its fourth-quarter results, which included a 47% surge in its profits and a 14% increase in revenues as compared with the year-ago quarter. Defendant Rollier spoke optimistically about the Company’s future prospects, stating, “We arc pleased with the strong finish of our cement segment, the solid pricing gains made in all of our product lines and the continued excellent performance of our gypsum business . . . We again delivered significant year-over-year earnings growth, despite the challenges posed by substantial energy cost increases and disparities across the markets we serve in North America.”
     17. Because Lafarge now controls approximately 53% of the Company’s common shares, it can, as a practical matter, effectively force a merger of Lafarge and Lafarge N A even in the face of opposition by a majority of the Company’s public stockholders.
     18. The Individual Defendants’ fiduciary obligations require them to:
          (a) undertake an appropriate evaluation of any bona fide offers, and take appropriate steps to solicit all potential bids for the Company or its assets, consider strategic alternatives and otherwise maximize shareholder value;
          (b) take appropriate steps to have any offer for the Company reviewed independently, including appointing a truly disinterested committee and requiring a vote of a majority of the minority stockholders so that the interests of Lafarge NA’s public stockholders are protected; and
          (c) adequately ensure that no conflicts of interest exist between defendants’ own interests and their fiduciary obligations to the public stockholders of the Company.
     19. Moreover, the amount of the Offer is grossly inadequate in view of the Company’s present results of operations and financial condition.
     20. By virtue of the acts and conduct alleged herein, Lafarge NA and the Individual Defendants are not complying with their fiduciary duties and are carrying out a preconceived plan to protect and advance their own parochial interests at the expense of the Company’s public shareholders.
     21. As a result of the foregoing, defendants have breached and/or aided and abetted breaches of fiduciary duties owed to the Company and its stockholders.
     22. Moreover, defendant Lafarge by virtue of its controlling interest and conduct has aided and abetted breaches of fiduciary duties owed to Class members by seeking to acquire Class members’ shares for grossly inadequate consideration and in a procedurally unfair manner.
     23. Unless enjoined by this Court, defendants will breach their fiduciary duties owed to plaintiff and the other members of the Class and will benefit themselves in their corporate offices, all to the irreparable harm of the Class, as aforesaid.
     24. Plaintiff and the other members of the Class have no adequate remedy at law.
     WHEREFORE, Plaintiff demands judgment as follows:
          (a) declaring this to be a proper class action;
          (b) enjoining the consummation of the Offer, or, alternatively, awarding rescissory damages;
          (c) compelling the defendants to structure the Offer in a procedurally fair manner;
          (d) ordering the Individual Defendants to carry out their fiduciary duties to plaintiff and the other members of the Class;

          (e) ordering defendants, jointly and severally, to account to plaintiff and the other members of the Class for all damages suffered and to be suffered by them as a result of the acts and transactions
          (f) declaring that Lafarge NA and the Individual Defendants, and each of them have violated their fiduciary duties to the Class and/or aided and abetted such breach;
          (g) awarding Plaintiff the costs and disbursements of the action, including a reasonable allowance for Plaintiff’s attorney’s fees and experts’ fees; and
          (h) granting such other and further relief as this Court may deem to be just and proper.

/s/ ANDREW RADDING
ANDREW RADDING
Adelberg, Rudow, Dorf & Handler, LLC 7 Saint Paul Street, Suite 600 Baltimore, Maryland 21202 (410) 539-5195 Phone (410) 539-5834 Facsimile

STEPHEN D. OESTREICH ROBERT N. CAPPUCCI WILLIAM W. WICKERSHAM Entwistle & Cappucci LLP 280 Park Avenue, 26th Floor West New York, New York 10017 (212) 894-7200 Phone (212) 894-7272 Facsimile